Exhibit 10.8

EXECUTION COPY

FORM OF ETHANOL MARKETING AGREEMENT

THIS FORM OF ETHANOL MARKETING AGREEMENT (the “Agreement”) is made and entered into as of the          day of                      2006, by and between CARGILL, INCORPORATED, a Delaware corporation, acting through its Sweeteners North America business unit (“Cargill”) and                                 , a Delaware limited liability company (“Producer”), collectively referred to hereinafter as “Parties” or individually as a “Party.”

RECITALS

A. Cargill markets Ethanol (as defined below).

B. Producer will produce Ethanol upon construction and startup of the denatured fuel-grade ethanol production facility that Producer intends to build in                          (the “Ethanol Facility”).

C. Cargill desires to market Producer’s Ethanol.

D. Cargill and Producer have executed that certain Master Agreement of even date herewith (the “Master Agreement”).

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows.

AGREEMENT

1. MARKETING.

(a) Exclusivity. Producer hereby agrees to sell to Cargill, and Cargill agrees to purchase and market, 100% of Producer’s production of denatured fuel-grade ethanol produced at the Ethanol Facility, including any ethanol that results from the future expansion of the Ethanol Facility (together, the “Ethanol”). Producer agrees that Cargill will be the exclusive marketer of Producer’s Ethanol and that Producer will not, either itself or through any affiliate, market any Ethanol during the term of this Agreement. Notwithstanding the foregoing, in the event Cargill delivers to Producer written notice of a Force Majeure event as provided in Section 4(b) of the Master Agreement, and such Force Majeure event continues to prevent Cargill from marketing Producer’s Ethanol for more than seven (7) consecutive days after delivery to Producer of such notice, Producer may, upon delivery of written notice to Cargill but subject to the terms of the Confidentiality Agreement, market, either directly or indirectly, the Ethanol produced by or stored at the Ethanol Facility, but only so long as such Force Majeure continues to prevent Cargill from marketing such Ethanol.

(b) Marketing Objectives. Cargill and Producer shall consult regularly with respect to Cargill’s marketing efforts and strategies for Producer’s Ethanol purchased by Cargill. Producer may at any time and from time to time recommend changes to the marketing efforts and strategies being utilized by Cargill. Cargill shall have seven (7) days to respond to Producer’s recommendations. In the event Producer’s recommendations are not objectionable,

Cargill shall memorialize in writing such changes and otherwise implement such recommendations. In the event Producer’s recommendations are objectionable, or were otherwise not accept in full by Cargill, Cargill shall negotiate with Producer in good faith and shall use commercially reasonable efforts to come to an agreement with respect to such recommendations within fifteen (15) days. Cargill shall memorialize in writing such changes as are mutually agreed to and otherwise cause such mutually agreed to changes to be implemented; provided, however, that Cargill shall have the authority to make all final determinations with respect to such decisions and strategies and Producer agrees to accept such determinations.

2. MASTER AGREEMENT. The terms and conditions of the Master Agreement are hereby incorporated herein by reference. To the extent any provision of the Master Agreement conflicts with a provision contained herein, the provision contained herein will control. Terms capitalized but not defined in this Agreement shall have the meanings ascribed to them by the Master Agreement.

3. PAYMENT. Producer shall invoice Cargill for the Ethanol Volume shipped to Cargill at the Title Transfer Point within one Cargill Working Day of such shipment. Cargill shall invoice each customer within one Cargill Working Day of its receipt of such invoice. Cargill shall pay Producer for Ethanol invoiced by Producer to Cargill, in accordance with the formula set forth in Exhibit A or Exhibit B, depending upon which formula is applicable, not later than 10 (ten) Cargill Working Days from the date Producer invoiced Cargill. “Cargill Working Day” means Monday, Tuesday, Wednesday, Thursday or Friday except for Cargill Holidays. “Cargill Holidays” means New Years Day, Presidents Day, Good Friday, Memorial Day, July 4th, Labor Day, Thanksgiving Day, the day after Thanksgiving Day, Christmas Eve Day and Christmas Day.

Producer acknowledges that Cargill may place its Ethanol in storage rather than selling it to customers due to market conditions. As a result, Cargill may not pay Producer in a given month for all of the Ethanol that Producer delivers to Cargill in such month. If Cargill places any Ethanol from participants in the Marketing Pool Program (as described in Section 9 below) into storage in a given month (including Producer’s Ethanol production in such month pursuant to Producer’s election to participate in the Marketing Pool Program), a pro-rata share of Producer’s Ethanol will be considered to be placed in storage for purposes of calculating Cargill’s payment to Producer for such month. For example, assume that (a) participants in the Marketing Pool Program deliver 10 million gallons of Ethanol to Cargill’s Marketing Pool Program in a month, (b) Cargill places 2 million gallons of such Ethanol into storage, and (c) Producer delivered 1 million gallons of Ethanol to Cargill in such month. Cargill would pay Producer for 800,000 gallons of Ethanol in such month and Cargill would pay Producer for the remaining 200,000 at a later date when Cargill invoiced such Ethanol to its customers. Notwithstanding the foregoing, if, following consultation with Cargill in accordance with Section 1(b), Producer desires that the Ethanol be sold to customers rather than placed in storage, Cargill, at its option, shall (i) sell such Ethanol to its customers rather than placing it in storage, or (ii) place such Ethanol in storage, in which case Section 5.3 shall not be applicable to such Ethanol and Cargill shall pay to Producer the current fair market value of such Ethanol as determined by the Parties, which value shall be deemed to be the “Delivered Price” (for purposes of Exhibit A) for such Ethanol.

4. COSTS, TITLE AND RISK OF LOSS. Except as otherwise provided in this Agreement, Cargill will bear all sales, marketing, logistics services/management costs and collection costs after the Ethanol produced at the Ethanol Facility passes across the inlet flange into rail cars or tank trucks at the Ethanol Facility (“Title Transfer Point”). Title and risk of loss to the Ethanol shall transfer from Producer to Cargill at the Title Transfer Point. Until such time, Producer shall be deemed to be in control of and in possession of and shall have title to and risk in the Ethanol. Cargill shall also assume responsibility for payment of Accessorial Charges (as defined in Exhibit A or Exhibit B, depending on which formula is applicable) to third parties; provided, however, that Producer agrees (i) to promptly reimburse Cargill for such Accessorial Charges upon submission to Producer of an invoice itemizing such Accessorial Charges; and (ii) that Cargill may deduct and setoff the Accessorial Charges from and against the Net Price, as further described in Exhibit A or Exhibit B, depending upon which formula is applicable.

5. LOGISTICS AND TRANSPORTATION; STORAGE.

5.1 Logistics and Transportation. Cargill shall perform the logistics functions to include scheduled maintenance and necessary repairs on railcars for Producer except as noted in this Section. Transportation by truck may be provided at Cargill’s discretion. Cargill shall determine the method of transporting the Ethanol to third parties. Notwithstanding anything to the contrary herein, Producer shall be solely responsible for any damage to any trucks, rail cars, equipment, or vessels caused by its acts or omissions. Cargill will use commercially reasonable efforts to furnish railcars to service Producer and charge Producer the Railcar Costs (as defined in Exhibit A or Exhibit B, depending upon which formula is applicable). Producer acknowledges that Cargill may enter into railcar lease agreements in reliance on the Projected Date of First Delivery (as defined below). Producer agrees (i) to promptly reimburse Cargill for such Railcar Costs upon submission to Producer of an invoice itemizing such Railcar Costs; (ii) that this payment obligation will commence on the date Cargill begins to incur such Railcar Costs and shall survive the expiration or earlier termination of this Agreement or the Master Agreement; and (iii) Cargill may deduct and setoff the Railcar Costs from and against the Net Price, as further described in Exhibit A or Exhibit B, depending upon which formula is applicable. Cargill agrees to use commercially reasonable efforts to deploy railcars not needed by Producer for other uses, whether by sublease, re-allocation or otherwise, and any revenues received by Cargill from such deployment shall be applied to reduce the Railcar Costs. Following the execution by Cargill of any stand-alone railcar lease agreement or a rider to an existing master railcar lease agreement, if any, and in each case for railcars to service Producer, Cargill shall not amend or modify, or consent to the amendment or modification of, any such stand-alone railcar lease agreement or rider without the prior written consent of Producer. Cargill shall also maintain, at Producer’s request, property damage insurance with respect to the leased railcars reasonably satisfactory to Producer (the “Railcar Insurance”); provided, that the premiums for, and any deductible paid in connection with a claim under, such Railcar Insurance shall be Accessorial Charges (as defined in Exhibit A) or a component of Net Price (as defined in Exhibit B). If at any time Producer no longer has existing or currently contemplated contractual restrictions with respect to its ability to enter into railcar lease agreements directly, Producer agrees to negotiate in good faith with Cargill the reasonableness of an assignment of any existing Cargill railcar lease agreements to Producer. Producer shall use the following product description for Department of Transportation Hazardous Materials shipments: “Alcohols, n.o.s., (Ethanol, gasoline) 3, UN1987, PGII”. Producer shall provide such information on each bill of lading. Each bill of lading will also state that the Ethanol contains an approved corrosion inhibitor.

5.2 Ethanol Facility Storage. Producer shall at all times provide storage at the Ethanol Facility for Ethanol, in an amount not less than 1,500,000 gallons at any one time, at no cost to Cargill.

5.3 Outside Storage. Subject to Section 3, Cargill may decide to place its Ethanol in outside storage rather than selling it to customers due to market conditions, and in such case Cargill shall arrange for such outside storage. The cost of transportation to and from outside storage and the cost of maintaining such outside storage shall be considered Accessorial Charges and Producer shall be responsible for reimbursing Cargill for such Accessorial Charges in accordance with Section 4 above.

6. QUALITY.

6.1 Ethanol Specifications. Producer covenants that at all times during the term of this Agreement it shall produce Ethanol that meets the specifications (“Specifications”) set forth in Exhibit C, as amended by Cargill from time to time based upon market requirements and upon notice to Producer. Cargill shall have the right to test each shipment of Ethanol to ascertain that the Specifications are being met under the testing procedures set forth in Exhibit D. Prior to the shipment of Ethanol to Cargill, Producer shall fax or send by e-mail transmission a certificate of analysis to Cargill for each shipment of Ethanol to a designated Cargill employee.

6.2 Settlement of Specification Claims. In the event the Ethanol does not meet the Specifications when delivered to the Title Transfer Point, Cargill may, in its sole discretion, (a) reject such Ethanol and require Producer to promptly replace such non-conforming Ethanol with Ethanol that complies with the Specifications; or (b) accept the Ethanol for marketing and adjust the price to reflect the inferior quality based upon market requirements. If Cargill rejects any non-conforming Ethanol, Cargill will use reasonable efforts to assist Producer in identifying a use or market for the non-conforming Ethanol, which may include sale of the non-conforming Ethanol in industrial markets or reprocessing in the Ethanol Facility.

6.3 Samples, Preservation, and Claims. Producer shall take original, sealed and numbered samples of all Ethanol prior to loading at the Title Transfer Point. Cargill shall be entitled to witness the taking of samples. Producer will label these samples to indicate date of delivery and the truck or rail car number. Producer will retain these samples for six (6) months or such longer period as may be required by applicable law, and shall send one sample to Cargill immediately upon Cargill’s request.

6.4 Denaturants. Producer shall use natural gasoline denaturant (or other denaturant source mutually agreed upon by the Parties) that meets the specifications set forth in Exhibit E.

6.5 Corrosion Inhibitor. Producer shall use Octel-Starreon DCI-11 Corrosion Inhibitor at the supplier’s recommended treatment rate.

6.6 Quarterly Testing Requirements. Producer shall participate in the Magellan Midstream Partners Pipeline Quarterly Recertification Program administered by Magellan

Midstream Partners Laboratory Services (or its successor) at its sole cost and expense; provided, however, that if Magellan Midstream Partners Laboratory Services is not longer the tester generally accepted in the ethanol industry, the Parties will in good faith mutually agree to a replacement tester that is generally accepted in the ethanol industry. Producer will report the results of the program to Cargill on a quarterly basis.

6.7 Customer Claims. If any customer makes a claim against Cargill as a result of Producer’s Ethanol failing to meet the Specifications, Producer shall indemnify Cargill against any damages or losses that it incurs as a result of such claim; provided, however, that Producer shall have no liability or obligation to indemnify Cargill if Producer’s Ethanol met the Specifications at the Title Transfer Point. Producer’s liability for such customer claims shall not be subject to the limitations set forth in Section 9(c) of the Master Agreement.

7. QUANTITY.

7.1 Purchase of Ethanol Facility Output. Subject to the terms and conditions in this Agreement, Cargill shall purchase from the Producer all of the Ethanol produced at the Ethanol Facility. Producer and Cargill acknowledge and agree that it is expected that the Ethanol Facility will produce approximately 8.33 million gallons of Ethanol per month. In the event that Producer increases the capacity of the Ethanol Facility pursuant to the installation of new or additional equipment, upon reasonable notice to Cargill, such additional volume shall be added to this Agreement and purchased by Cargill pursuant to the terms of this Agreement. On the first Business Day of each month (commencing on the month during which the Projected Date of First Delivery is to occur). Producer shall notify Cargill of its scheduled production, on a monthly basis, for the upcoming three (3) month period (the amount scheduled for each month in such production schedule notice being called the “Scheduled Monthly Production”). Once the Scheduled Monthly Production has been established for a month, Producer may not reduce the Scheduled Monthly Production for the month in a subsequent production schedule notice unless the reduction will not cause or result in a breach by Cargill of sales commitments it has made with respect to the month or Cargill otherwise approves such reduction. Producer shall notify Cargill of anticipated production downtime or disruption in Ethanol availability at least three (3) months in advance of such outage.

7.2 Date of First Delivery. Producer expects to make the first delivery of Ethanol to Cargill on August 1, 2007 (“Projected Date of First Delivery”). Producer shall provide reasonable advance notice to Cargill of any revisions to the Projected Date of First Delivery. Additionally, together with each notification listed above, Producer shall provide a best estimate of production on a daily basis for the six (6) month period following the Projected Date of First Delivery.

7.3 Failure to Produce/Deliver. In the event Producer fails to produce Ethanol in accordance with the Scheduled Monthly Production for a month for reasons other than Force Majeure, and as a result Cargill is required to purchase ethanol from third parties to meet previous Ethanol sale commitments that are based upon the Scheduled Monthly Production for the month, Cargill may charge Producer the deficiency volume multiplied by the positive difference (if any) between the per gallon price of replacement ethanol and the price per gallon that Cargill would have paid to Producer for such Ethanol under this Agreement. In addition, if certain minimum production levels are not met by Producer for reasons other than Force Majeure, Cargill will have the right to terminate this Agreement as provided in Section 11.2(c).

7.4 Quantity Measurement. The quantity of Ethanol delivered to Cargill shall be established by outbound meter tickets obtained by Producer and expressed in net temperature-corrected gallons in accordance with standards commonly used within the industry in the United States of America. The meter tickets shall be obtained from meters which are certified as of the time of loading and which comply with all applicable laws, rules, and regulations. The outbound meter tickets shall be determinative in absence of manifest error (greater than 0.5% variation) of the quantity of Ethanol for which Cargill is obligated to pay. In the event of manifest error, the Parties will try to resolve such dispute on a commercial level. If the Parties cannot resolve the dispute in such manner, the Parties will resolve the dispute in accordance with Section 7 of the Master Agreement. At Cargill’s request, Producer shall provide Cargill with documentation of the Ethanol Facility’s Ethanol Production.

8. MARKETING EFFICIENCIES.

8.1 Non-Marketing Pool Program Ethanol. Cargill agrees to market Producer’s Ethanol using commercially reasonable efforts and the same standards it uses to market its own Ethanol production and the Ethanol production of third parties for whom Cargill provides Ethanol marketing services to (a) maximize the Ethanol price and minimize freight and other costs relevant to Ethanol sales and (b) achieve the best available return to Producer, subject to relevant market conditions. Producer acknowledges that Cargill will use its commercially reasonable judgment in making decisions related to the quantity and price of Ethanol marketed under this Agreement, in light of varying freight and other costs, and the fact that Cargill may sell and market Ethanol on its own account and/or on the account of third parties into the same markets where Cargill sells Producer’s Ethanol. Cargill will communicate with Producer on marketing decisions and strategies in accordance with Section 1(b). Producer waives any claim of conflict of interest against Cargill or failure by Cargill to maximize the economic benefits of this Agreement for Producer in light of the inherent uncertainties associated with marketing ethanol in the relevant markets; provided, however, that Producer does not waive the right to terminate this agreement for any such conflict of interest that directly results in material quantifiable pecuniary loss to Producer. In the event that Producer desires to terminate this Agreement for a conflict of interest as described in the preceding sentence, then such notice of termination shall be controlled by Section 10.3 of this Agreement; provided however, if Cargill disputes the existence or impact of the conflict of interest, Producer and Cargill shall follow the dispute resolution procedures set forth in Section 7 of the Master Agreement in order to determine whether Producer may terminate this Agreement and the parties shall continue to perform their obligations under this Agreement in good faith during the pendency of such dispute resolution proceedings.

8.2 Price; Commission. For non-Marketing Pool Program Ethanol, Cargill shall pay Producer for its Ethanol in accordance with the terms set forth in Exhibit A. Producer shall pay Cargill a commission for its Ethanol marketing as calculated in Exhibit A. Cargill shall deduct this commission as provided in Exhibit A. The Parties agree that after the Ethanol Facility has been in commercial operation for five years, the Parties shall make reasonable efforts to determine the prevailing commission being paid to marketers of ethanol produced by third parties in the United States and agree to negotiate in good faith to make a reasonable adjustment, if any, to the commission provided in Exhibit A. If a prevailing commission rate cannot reasonably be determined, no adjustment shall be made to the commission provided in Exhibit A.

9. MARKETING POOL PROGRAM.

9.1 Marketing Pool Program Ethanol. Cargill currently markets ethanol for third parties pursuant to an arrangement whereby ethanol produced by Cargill and third parties are placed into a common marketing pool and all parties participating in the pool receive the same Net Price for ethanol (the “Marketing Pool Program”). Producer may at any time and from time to time elect to participate and have Cargill purchase and sell Ethanol from Producer in the Marketing Pool Program in any Contract Year (i.e., a twelve month period beginning on the Projected First Delivery Date and each anniversary of such date) by giving written notice to that effect to Cargill at least six (6) months prior to the Projected First Delivery Date for the Ethanol Facility or the beginning of the Contract Year, as the case may be. If Producer is participating in the Marketing Pool Program, Producer may, at the beginning of any Contract Year discontinue participation in the Marketing Pool Program by giving written notice to Cargill to that effect at least six (6) months prior to the beginning of the Contract Year; provided, however, to the extent that Cargill has made contractual commitments for the sale of Ethanol based upon Producer’s participation in the Marketing Pool Program, Producer shall continue to participate in the Marketing Pool Program for the quantity of Ethanol and duration of time necessary to fulfill such contractual commitments made by Cargill to third parties. In connection with the Marketing Pool Program, Cargill agrees to market Producer’s Ethanol along with other ethanol marketed in the pool using commercially reasonable efforts and the same standards it uses to market its own Ethanol production and the Ethanol production of third parties for whom Cargill provides Ethanol marketing services to (a) maximize the Ethanol price and minimize freight and other costs relevant to Ethanol sales and (b) achieve the best available return to Producer, subject to relevant market conditions. Cargill will communicate with Producer on marketing decisions and strategies in accordance with Section 1(b).

9.2 Price; Commission. For Marketing Pool Program Ethanol, Cargill shall pay Producer for its Ethanol in accordance with the terms set forth in Exhibit B. Producer shall pay Cargill a commission for its Ethanol marketing as calculated in Exhibit B. Cargill shall deduct this commission as provided in Exhibit B. The Parties agree that after the Ethanol Facility has been in commercial operation for five years, the Parties shall make reasonable efforts to determine the prevailing commission being paid to marketers of ethanol produced by third parties in the United States and agree to negotiate in good faith to make a reasonable adjustment, if any, to the commission provided in Exhibit B. If a prevailing commission rate cannot reasonably be determined, no adjustment shall be made to the commission provided in Exhibit B.

10. TERM. This Agreement shall have an initial term of 10 years, commencing on the Start-Up Date. The Parties further acknowledge and agree Cargill may, in order to fulfill its obligations to Producer under this Agreement, enter into railcar lease agreements prior to the date the Start-Up Date. Producer hereby agrees to reimburse Cargill for all costs and expenses associated with such railcar lease agreements entered into prior to the Start-Up Date promptly upon submission to Producer of an invoice itemizing such costs and expenses.

11. EVENTS OF DEFAULT.

11.1 Cargill Event of Default. The following shall constitute events of default on the part of Cargill (each, a “Cargill Event of Default”) under this Agreement:

(a) Cargill fails on three (3) separate occasions within any 12-month period to purchase Ethanol in accordance with Section 1(a) or to market Ethanol in accordance with Section 8.1 or Section 9.1 under circumstances where such breach or failure is not excused by this Agreement, including by a Force Majeure condition; provided, however, that any such failure shall not constitute a triggering occurrence hereunder unless Producer has provided Cargill with written notice of each such failure.

(b) Cargill fails to pay any amount that is due to Producer under this Agreement that is not excused by this Agreement, and (i) Producer provides written notice to Cargill of such failure, (ii) the Net Aggregate Exposure at such time is negative or becomes negative at any time prior to Producer’s receipt of such past-due amounts (plus amounts payable pursuant to Section 11.3(a)(i), if any), (iii) Producer delivers to Cargill written confirmation that the Net Aggregate Exposure is, or has become, negative and demands, in such confirmation, payment of such past-due amount, and (iv) Cargill fails to pay to Producer such past-due amount (plus amounts payable pursuant to Section 11.3(a)(i), if any) within 153 days of Cargill’s receipt of such confirmation;

(c) three or more incidents of willful misconduct by Cargill in the performance of its obligations hereunder occur in any 12-month period and Producer provides Cargill with written notice of each such incident, or any one incident of willful misconduct by Cargill occurs where (i) such willful misconduct has a Material Adverse Effect on Producer or the Ethanol Facility and (ii) such willful misconduct is done under the direction of or otherwise sanctioned by Cargill’s board of directors or senior management;

(d) Cargill files a voluntary petition in bankruptcy, has filed against it an involuntary petition in bankruptcy, makes an assignment for the benefit of creditors, has a trustee or receiver appointed for any or all of its assets, is insolvent or fails or is generally unable to pay its debts when due, in each case where such petition, appointment or insolvency is not dismissed, discharged or remedied, as applicable, within sixty (60) days; or

(e) a Cargill Event of Default has occurred (and has not been waived by Producer) under any Principal Document.

11.2 Producer Event of Default. The following shall constitute events of default on the part of Producer (each, a “Producer Event of Default”) under this Agreement:

(a) Producer fails to pay any amount that is due to Cargill under this Agreement that is not excused by this Agreement, and (i) Cargill provides written notice to Producer and the Financing Parties of such failure, (ii) the Net Aggregate Exposure at such time is positive or becomes positive at any time prior to Cargill’s receipt of such past-due amounts (plus amounts payable pursuant to Section 11.3(a)(i), if any), (iii) Cargill delivers to Producer written confirmation that the Net Aggregate Exposure is, or has become, positive and demands, in such confirmation, payment of such past-due amount, and (iv) Producer fails to pay to Cargill such past-due amount (plus amounts payable pursuant to Section 11.3(a)(i), if any) within 153 days of Producer’s receipt of such confirmation;

(b) three or more incidents of willful misconduct by Producer in the performance of its obligations hereunder occur in any 12-month period and Cargill provides Producer with written notice of each such incident, or any one incident of willful misconduct by Producer occurs where (i) such willful misconduct has a Material Adverse Effect on Cargill, and (ii) such willful misconduct is done under the direction of or otherwise sanctioned by Producer’s governing body or senior management;

(c) For reasons other than a Force Majeure event or a default by Cargill, from and after the date the Ethanol Facility is placed into commercial operations, either (1) the monthly Ethanol production at the Ethanol Facility is less than 6.25 million gallons for three (3) or more months in any consecutive twelve month period; or (2) the total Ethanol production at the Ethanol Facility in any period of twelve (12) consecutive months is less than 75 million gallons;

(d) Producer files a voluntary petition in bankruptcy, has filed against it an involuntary petition in bankruptcy, makes an assignment for the benefit of creditors, has a trustee or receiver appointed for any or all of its assets, is insolvent or fails or is generally unable to pay its debts when due, in each case where such petition, appointment or insolvency is not dismissed, discharged or remedied, as applicable, within sixty (60) days; or

(e) A Producer Event of Default has occurred (and has not been waived by Cargill) under any Principal Document.

11.3 Remedies and Procedures.

(a) Remedies for Breach Not Constituting an Event of Default. In the event that either Party breaches or fails to perform any commitment or obligation contained herein, under circumstances where such breach or failure does not constitute a Cargill Event of Default or a Producer Event of Default (each, as the context requires, an “Event of Default”), and such breach or failure is not excused by this Agreement, including by a Force Majeure condition, the other Party (the “Non-Defaulting Party”) may exercise any remedy or right specified in the Master Agreement or this Agreement in connection with such breach or failure. In addition, and without limiting the foregoing:

(i) in the event either Party fails to pay any amounts due to the other Party when due, the Non-Defaulting Party shall be entitled to charge and receive interest accrued on the unpaid amount from the date it was due until the date actually paid at the Default Rate;

(ii) if a Party breaches or fails to perform in any material respect any of its commitments or agreements contained in this Agreement, the defaulting Party shall be liable to the Non-Defaulting Party for Damages arising out of or resulting from such breach as provided in Section 9 of the Master Agreement (subject to the Non-Defaulting Party’s duty to mitigate its Damages); provided, however, that notwithstanding Section 9(c) of the Master Agreement, in the event of a breach by Cargill hereunder of its obligation to purchase or market Ethanol in any amount, the measure for Damages arising from a breach shall include the loss of Net Revenues suffered by Producer as a result of such breach. For the avoidance of doubt, the amount of the Net Revenues lost shall be calculated by reference to the average price of Ethanol from the Ethanol Facility sold by Cargill to its customers for the 7-day period ending on the date of the breach; and

(iii) if a Party breaches or fails to perform in any material respect any of its commitments or agreements contained in any Principal Document, and such breach or failure is of a continuing nature, the Non-Defaulting Party may (A) request the defaulting Party, as a condition of continuing its performance under this Agreement, to provide adequate assurance of performance of the defaulting Party’s obligations under this Agreement; and/or (B) seek injunctive relief.

(b) Remedies for Events of Default. Upon the occurrence of an Event of Default that has not been waived by the Non-Defaulting Party, the Non-Defaulting Party shall have all of the following rights and remedies in addition to the rights and remedies specified in Section 11.3(a) above, which may be exercised in such order or combination as such Non-Defaulting Party may determine: (i) terminate this Agreement, or (ii) subject to the limitations set forth in Section 9 of the Master Agreement (relating to consequential damages), pursue any other remedies available at law or in equity; provided, however, that such Party shall not be allowed to Suspend Performance except as set forth in this Agreement or the Master Agreement.

[The next page is the signature page.]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Ethanol Marketing Agreement to be executed by its respective duly authorized representative as of the day and year first above written.

CARGILL, INCORPORATED	__________________________________

By:	By:
Name:	Name:
Title:	Title:

[Signature Page to Ethanol Marketing Agreement]

EXHIBIT A

Pricing Formula

The pricing terms for Cargill’s marketing of Producer’s Ethanol are as follows:

Net Price = Delivered Price less Accessorial Charges less Freight Costs less Railcar Costs

Gross Proceeds = Net Price multiplied by Ethanol Volume

Cargill Commission = 1% of Gross Proceeds

Payment to Producer = Gross Proceeds less Cargill Commission

Definitions:

Accessorial Charges: Charges imposed by third parties for the movement and storage of Producer’s Ethanol, including without limitation storage charges, demurrage charges, lease rail charges, detention charges, switching charges, railcar operating and maintenance expenses, premiums for the Railcar Insurance, any deductible payable for claims made under the Railcar Insurance and weighing charges (but excluding Freight Costs or Railcar Costs). Neither Party shall be responsible for demurrage charges caused solely by the negligence or willful misconduct of the other Party.

Delivered Price: Sales dollars invoiced by Cargill for Producer’s Ethanol, as evidenced by Cargill’s invoices to its own customers.

Freight Costs: Freight costs incurred by Cargill to transport Producer’s Ethanol.

Ethanol Volume: Volume of Ethanol shipped from Producer’s Ethanol Facility to Cargill (other than Ethanol put in storage pursuant to Section 5.3).

Railcar Costs: Leased railcar costs and charges incurred by Cargill multiplied by the number of railcars that Cargill allocates to transport Ethanol from the Ethanol Facility.

Exhibit A

EXHIBIT B

Pricing Formula

Pricing formula for Cargill’s purchase of Ethanol from Producer:

Net Price = Average Delivered Price less Average Accessorial Charges less Average Freight Costs less Railcar Costs less railcar operating and maintenance expenses, less premiums for the Railcar Insurance, less any deductible payable for claims made under the Railcar Insurance

Gross Proceeds = Net Price multiplied by Ethanol Volume

Cargill Commission = 1% of Gross Proceeds

Monthly Payment to Producer = Gross Proceeds less Cargill Commission

Definitions:

Accessorial Charges: Charges imposed by third parties for the movement and storage of Ethanol produced by Cargill, Producer, or Marketing Program participants including, without limitation, storage charges, demurrage charges, lease rail charges, detention charges, switching charges, and weighing charges (but excluding Average Freight Costs and Railcar Costs). Neither Party shall be responsible for demurrage charges caused solely by the negligence or willful misconduct of the other Party or another Marketing Program participant. Such demurrage charges will be charged to the responsible party.

Average Accessorial Charges: Accessorial Charges in a given month divided by the number of gallons of Ethanol that Cargill shipped from all Marketing Program participants (including, without limitation, Cargill and Producer) in such month as evidenced by Cargill’s bills of lading for such shipments.

Average Delivered Price: Total sales dollars (based on delivered price) invoiced by Cargill for Ethanol in the Marketing Program in a given month divided by the number of gallons of Ethanol sold from the Marketing Program in such month. Delivered price and number of gallons will be determined from Cargill invoices to customers in such month.

Average Freight Costs: Total freight costs incurred by Cargill to transport Marketing Program Ethanol shipped by Cargill in a given month divided by the total volume of Marketing Program Ethanol shipped in such month.

Ethanol Volume: Volume of Ethanol shipped by Producer to Cargill in a month multiplied by the volume of Ethanol sold by Cargill in such month as evidenced by invoiced sales from Ethanol produced by Marketing Program participants, divided by the volume of Ethanol shipped to Cargill by participants in the Marketing Program in such month.

Railcar Costs: Leased railcar costs and charges incurred by Cargill multiplied by the number of railcars that Cargill allocates to transport Ethanol from the Ethanol Facility.

Exhibit B

EXHIBIT C

Specifications

Quality Parameter	Specification	ASTM Test Method	Testing Frequency
Methanol, volume %, maximum	0.5	D5501	Every Lot

Ethanol, volume %, minimum	92.7	D5501	Every Lot

Denaturant, vol %	1.96-4.76		Every Lot

Water, weight %, maximum	0.820	E203	Every Lot

Acidity (as acetic acid), weight %, maximum	0.0070	D1613	Every Lot

Inorganic Chloride contact, mass ppm (mg/L), maximum	40(32)	D512, modified	Quarterly

Copper content, mg/kg (mg/L), maximum	0.10 (0.08)	D1688	Quarterly

Solvent Washed Gum, mg/100mL, maximum	5.0	D381	Quarterly

pHe	6.5 - 9.0	D6423	Every Lot

Specific Gravity	0.78393-0.79718	ASTM D4052	Every Lot

API Gravity	46.0 – 49.0	Converted from Specific Gravity	Every Lot

Sulfur, ppm, max	10	D5453	Every Lot

Benzene, volume %, maximum	0.06	D5580 (test denaturant)	Quarterly

Olefins, volume %, maximum	0.5	D6550 (test denaturant)	Quarterly

Aromatic Hydrocarbons, volume %, maximum	1.7	D5580 (test denaturant)	Quarterly

Appearance	Visibly free of suspended or precipitated contaminants (clear and bright)	Visual Inspection	Every Lot

BP requires that all Ethanol meet a minimum Saybolt color of 25. The appropriate test method is ASTM D156 Test Method for Saybolt Color of Petroleum Products. If Producer’s Ethanol is sold to BP, Producer shall demonstrate compliance with this specification prior to shipment.

All Ethanol produced by Producer shall contain a natural gasoline denaturant (or other denaturant source mutually agreed upon by the Parties) at a concentration of 1.96% volume minimum, 4.76% volume maximum.

All Ethanol produced by Producer shall contain a corrosion inhibitor added at a treat rate of up to 30 PTBE.

Benzene, Olefins and Aromatic Hydrocarbons concentrations are determined by testing the denaturant and multiplying the results by the percentage of denaturant added.

Fuel Ethanol produced to these specifications meets or exceeds the Requirements for Denatured Ethanol Intended for Use as a Blend Component in California Gasoline.

Exhibit C

EXHIBIT D

Testing Procedures

Cargill Testing Procedures: Every sample of Ethanol taken by Cargill for testing shall be split, with each portion tested at different laboratories or tested at the same laboratories by identical testing equipment by different personnel. The results of both tests shall be utilized in determining quality. In the event both tests are indicative of inferior quality according to the foregoing specifications, the provision of Section 6.2 of this Agreement may be invoked.

Quality Parameters Tested Every Batch Lot by Producer

ASTM Test Number	Test Method Name
D1613	Test Method for Acidity in Volatile Solvents and Chemical Intermediates Used in Paint, Varnish, Lacquer and Related Products

D4052	Test Method for Density and Relative Density of Liquids by Digital Density Meter

D5501	Test Method for the Determination of Ethanol, Denatured Fuel Ethanol and Fuel Ethanol (Ed75-Ed85)

D6423	Test Method for the Determination of pHe of Ethanol, Denatured Fuel Ethanol and Fuel Ethanol (Ed75-Ed85)

E203	Test Method for Water Using Volumetric Karl Fischer Titration

Quality Parameters Tested and Reported Quarterly by Producer

ASTM Test Number	Test Method Name
D381	Test Method for Gum Content in Fuels by Jet Evaporation

D512	Test Methods for Chloride Ion in Water (modified)

D1688	Test Methods for Copper in Water

D5453	Test Method for Total Sulfur in Light Hydrocarbons, Motor Fuels and Oils by Ultraviolet Fluorescence

Exhibit D

EXHIBIT E

Natural Gasoline Denaturant Specifications

Parameter	Specification	Test Method
RVP	less than 14.0	ASTM D323
Total Sulfur	Less than 50.0 ppm	ASTM D5453
Benzene	1.1 % vol max	ASTM D5580
Total Aromatics	35 % vol max (including benzene)	ASTM D5580
Olefins	10 % vol max	ASTM D6550
Distillation End Point	437[o]F (225 C) max	ASTM D86
Additives	None allowed

The above specifications parameters must be tested and reported on a Certificate of Analysis for each lot of product received and a copy must accompany each load. All rail cars must be sealed to ensure product quality. The Certification of Analysis results for natural gasoline denaturant shall be used to calculate benzene, aromatics and olefins content in the finished fuel grade ethanol for reporting on Certificates of Analysis for California delivery.

Exhibit E